Exhibit 28(d)(xiv)

GAMCO GLOBAL SERIES FUNDS, INC.

AMENDED AND RESTATED

EXPENSE DEFERRAL AGREEMENT

THIS AGREEMENT dated as of November 18, 2009, and amended and restated as of November 17, 2016, is by and between GAMCO Global Series Funds, Inc. (the “Company”), on behalf of each series (the “Series”) of the Company as set forth in Schedule A hereto and Gabelli Funds, LLC (the “Adviser”).

WHEREAS, the Adviser has been appointed the investment adviser of the Company pursuant to Investment Advisory Agreements between the Company and the Adviser relating to each class of each Series as set forth in Schedule A (the “Investment Advisory Agreement”); and

WHEREAS, the Adviser and the Company desire to amend, and restate it its entirety, the Expense Deferral Agreement between the Adviser and the Company dated as of November 18, 2009, and as previously amended and restated as of August 25, 2014;

NOW, THEREFORE, the Company and the Adviser hereby agree as follows:

1. For the term of this Agreement, the Adviser agrees, subject to Section 2 hereof, to (i) reduce the fees payable to it under the Investment Advisory Agreement and/or (ii) pay any operating expenses of each Series, to the extent necessary to limit the operating expenses of each Series (excluding brokerage costs, acquired fund fees and expenses, interest, taxes, and extraordinary expenses) on behalf of each class of shares of each Series to the annual rate (as a percentage of the average daily net assets attributable to each such class of each Series) as set forth with respect to such class on Schedule A.

2. The Company, on behalf of each Series, agrees to repay (“Repayment”) the Adviser (i) the amount of fees that, but for Section 1 hereof, would have been payable by each Series to the Adviser on account of the class in question pursuant to the Investment Advisory Agreement and/or (ii) the amount of operating expenses of each Series on account of the class in question that the Adviser paid pursuant to Section 1 hereof (collectively, “Deferred Fees and Expenses”), subject to the limitations provided in this Section 2. Such Repayment shall be made monthly, but only if and to the extent the operating expenses of each Series (excluding brokerage costs, acquired fund fees and expenses, interest, taxes, and extraordinary expenses) on account of the class in question after giving effect to such Repayment, is at an annual rate not in excess of that reflected for such class on Schedule A.

3. The Company’s Repayment obligation with respect to any class of each Series’ shares shall be applicable for a period of two fiscal years following the fiscal year in which the Adviser has reduced its fees or paid operating expenses of each Series with respect to that class as set forth in Section 1.

Exhibit 28(d)(xiv)

4. The Company’s Board of Directors may by notice to the Adviser terminate, in whole or in part, the Adviser’s obligation under Section 1 to reduce its fees and bear expenses with respect to any class in any period following the date specified in such notice (or increase the percentage specified on Schedule A with respect to any class of shares of each Series), but no such change shall affect the obligation (including the amount of the obligation) of each Series to repay amounts of Deferred Fees and Expenses with respect to periods prior to the date specified in such notice. The Adviser may not terminate its obligation under Section 1 to reduce its fees and bear expenses with respect to any class of a Series for the term of this Agreement.

5. This Agreement shall continue in effect with respect to a Class of a Series until the initial expiration date set forth for such Class and Series on Schedule A, and from year to year thereafter provided such continuance is approved by the Company’s Board of Directors and by the Adviser. The failure of either the Company’s Board of Directors or the Adviser to continue this Agreement for a subsequent year shall not affect the obligation (including the amount of the obligation) of each Series to repay amounts of Deferred Fees and Expenses with respect to prior years.

6. Any payment by each Series to the Adviser shall be deemed to be a Repayment to the extent of any reimbursable Deferred Fees and Expenses rather than a payment of a current amount.

7. If the Company creates any additional series of its stock, this Agreement shall apply solely to each Series as set forth in Schedule A.

8. This Agreement shall be governed by the laws of the State of New York.

[Remainder of Page Intentionally Blank]

Exhibit 28(d)(xiv)

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

GAMCO GLOBAL SERIES FUNDS, INC.

By:	/s/Agnes Mullady
Name: Agnes Mullady
Title: Treasurer

GABELLI FUNDS, LLC

By:	/s/ Andrea R. Mango
Name: Andrea R. Mango
Title: Secretary

Exhibit 28(d)(xiv)

Schedule A

The Adviser hereby agrees to waive advisory fees and reimburse expenses to the extent necessary to maintain Total Annual Operating Expenses at the following levels:

Fund	Total Annual Operating Expenses
	Class AAA		Class A		Class C		Class I
Gabelli Global Rising Income and Dividend Fund	2.00%		2.00%		2.75%		1.00%
GAMCO Global Opportunity Fund	1.75	%*	1.75	%*	2.50	%*	1.00%
GAMCO Global Growth Fund	—		—		—		1.00%
GAMCO Global Telecommunications Fund	—		—		—		1.00%

*	1.00%, effective May 18, 2016 through December 31, 2016; any Repayments pursuant to Section 2 of this Agreement will be made by reference to the annual rate set forth above and not by reference to this temporarily reduced rate.

Fund	Initial Expiration Date
	Class AAA	Class A	Class C	Class I
Gabelli Global Rising Income and Dividend Fund	April 30, 2018	April 30, 2018	April 30, 2018	April 30, 2018
GAMCO Global Opportunity Fund	April 30, 2018	April 30, 2018	April 30, 2018	April 30, 2018
GAMCO Global Growth Fund	—	—	—	April 30, 2018
GAMCO Global Telecommunications Fund	—	—	—	April 30, 2018

Effective October 1, 2016 for Gabelli Global Rising Income and Dividend Fund, May 18, 2016 for GAMCO Global Opportunity Fund, November 17, 2016 for GAMCO Global Growth Fund and December 1, 2016 for GAMCO Global Telecommunications Fund.

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